UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of October 2006 issued on October 31, 2006 appears below.

October 31, 2006

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

THIRD QUARTER 2006 RESULTS

The unaudited results for the third quarter ended September 30, 2006, are in:

Comparison of September 30, 2006, and December 31, 2005, Statements of Condition

Total assets increased 5.9% to $90 billion at September 30, 2006, up from $85 billion at December 31, 2005. Advances increased by $4.6 billion over the period and represented 74% of our total assets at quarter end. Increases in long-term investments and interest-bearing deposits were largely offset by a decline in Fed funds. Capital stock increased by $140 million from year-end, while our retained earnings increased by 24% to $360 million on September 30, 2006.

Third Quarter 2006 Operating Results

The Home Loan Bank had net income of $76.8 million, or $1.97 per share of capital stock, for the third quarter. This represents a 26% increase over the net income of $61.1 million for the third quarter of 2005. Annualized return on average stockholders’ equity, defined as capital stock, retained earnings, and accumulated other comprehensive income (loss), increased to 7.29% for the third quarter in 2006 compared to 6.28% in the comparable quarter in 2005. Annualized return on average earnings assets increased to 54 basis points in the third-quarter in 2006, up from 47 basis points in the comparable quarter in 2005. The increase is primarily attributable to both higher yields on assets and an increase in net interest spread, the difference between the cost of funding and yields on assets. In addition, the increase in net income was attributable to improved yields from advances and investments and from higher earnings in a rising rate environment from deployment of members’ capital and retained earnings.

Net income for the first nine months of 2006 was $214.9 million, or $5.73 per share, compared with $173.9 million, or $4.81 per share, in the comparable period last year.

Third Quarter Dividend Declared at 6.25%

During the month of October, the Board of Directors of the Federal Home Loan Bank of New York declared a regular quarterly cash dividend at an annualized rate of 6.25%. The dividend, based on stock held during the period July 1, 2006, through September 30, 2006, was credited to your demand account on October 31, 2006.

The dollar amount of the third quarter dividend will be approximately $62 million. The dividend reflects the Bank’s low-risk profile and conservative investment strategy. It represents a payout of approximately 80% of earnings for the quarter. Retained earnings after the dividend payment will be approximately $289 million. (Financial and other disclosures by the Bank, as an SEC registrant, may be found on the EDGAR portion of the SEC’s website at http://www.sec.gov/edgar.shtml.)

With the close of this quarter, the Bank has completed the declaration of its quarterly dividends in 2006. For 2006, the Home Loan Bank has disbursed $179 million in the year and provided an overall dividend of 5.59%. This continues the Bank’s overall solid dividend history.

However, please be mindful that future dividend rates may be significantly different from the current rate as a result of a number of factors, including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments.

The Home Loan Bank’s dividend rates for 2006 were:

Quarter Ended Date Paid Rate
December 31, 2005 January 31, 2006 5.11%
March 31, 2006 April 28, 2006 5.25%
June 30, 2006 July 31, 2006 5.75%
September 30, 2006 October 31, 2006 6.25%

This third-quarter dividend furthers the Home Loan Bank’s proven record of providing a fair return on our members’ capital investment:

Year Rate Dividend Paid
2001 6.29% $229 million
2002 4.51% $167 million
2003 4.01% $164 million
2004 1.83%* $ 70 million
2005 4.50% $166 million
2006 5.59% $179 million

*During 2004, in addition to rebuilding its margins, the Bank committed a significant portion of its net income to rebuilding a strong retained earnings level.

Average advances were $67.2 billion for the month of September. As expected, the average advance level was down $1.8 billion from August due primarily to completed mergers of former members with institutions out of our District service area and others paying down short-term advances. The decline is expected to continue at a measured pace through the close of the year. We closed the month of September at $66.4 billion.

Through our competitive pricing, innovative products, and responsive service, we look forward to providing you with sustained performance and greater value for your investment in the Bank.

Sincerely,

Alfred A. DelliBovi
President

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

October 31, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A